UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2013

PennyMac Financial Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001- 35916	80-0882793
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6101 Condor Drive, Moorpark, California	93021
(Address of principal executive offices)	(Zip Code)

(818) 224-7442

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 2, 2013, PennyMac Financial Services, Inc. (the “Company”), through Private National Mortgage Acceptance Company, LLC (“PNMAC”),  entered into a master repurchase agreement with Morgan Stanley Bank, N.A. (“Morgan Stanley”), pursuant to which one of PNMAC’s wholly-owned subsidiaries, PennyMac Loan Services, LLC (“PLS”), may sell, and later repurchase, newly originated mortgage loans in an aggregate principal amount of up to $200 million (the “Loan Repo Facility”). The Loan Repo Facility will be used to fund newly originated mortgage loans that are purchased from lenders by PLS and held for sale and/or securitization.  The Loan Repo Facility is committed for a period of 364 days, and the obligations of PLS are fully guaranteed by PNMAC.  The Company is a holding corporation and its sole asset is an equity interest in PNMAC.  The mortgage loans are serviced by PLS.

The principal amount paid by Morgan Stanley on each purchase date for each eligible mortgage loan is based upon a percentage of the lesser of the outstanding principal balance and the market value of such mortgage loan.  Upon PLS’s repurchase of a mortgage loan, it is required to repay Morgan Stanley the principal amount related to such mortgage loan plus accrued interest (at a rate reflective of the current market and based on LIBOR plus a margin) to the date of such repurchase.  PLS is also required to pay Morgan Stanley a structuring fee for the Loan Repo Facility, as well as certain other administrative costs and expenses in connection with Morgan Stanley’s management and ongoing administration of the Loan Repo Facility.

The Loan Repo Facility contains margin call provisions that provide Morgan Stanley with certain rights in the event of a decline in the market value of the purchased mortgage loans.  Under these provisions, Morgan Stanley may require PLS to transfer cash or additional eligible mortgage loans with an aggregate market value in an amount sufficient to eliminate any margin deficit resulting from such a decline.

The Loan Repo Facility requires PLS to maintain various financial and other covenants, which include maintaining (i) a minimum tangible net worth of $90 million, (ii) a minimum in unrestricted cash and cash equivalents of $20 million, (iii) a maximum ratio of total liabilities to tangible net worth of 10:1, and (iv) profitability over a six-month period, measured as of the last day of each fiscal quarter, of not less than $1.00.

In addition, the Loan Repo Facility contains events of default (subject to certain materiality thresholds and grace periods), including payment defaults, breaches of covenants and/or certain representations and warranties, cross-defaults, guarantor defaults, servicer termination events and defaults, material adverse changes, bankruptcy or insolvency proceedings and other events of default customary for this type of transaction.  The remedies for such events of default are also customary for this type of transaction and include the acceleration of the principal amount outstanding under the Loan Repo Facility and the liquidation by Morgan Stanley of the mortgage loans then subject to the Loan Repo Facility.

The foregoing description of the Loan Repo Facility and the related guaranty by PNMAC does not purport to be complete and is qualified in its entirety by reference to the full text of the master repurchase agreement and related guaranty, which have been filed with this Current Report on Form 8-K as Exhibit 1.1 and Exhibit 1.2, respectively.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Master Repurchase Agreement, dated as of July 2, 2013, among PennyMac Loan Services, LLC, Morgan Stanley Bank, N.A. and Morgan Stanley Mortgage Capital Holdings LLC
1.2	Guaranty, dated as of July 2, 2013, by Private National Mortgage Acceptance Company, LLC in favor of Morgan Stanley Bank, N.A. and Morgan Stanley Mortgage Capital Holdings LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNYMAC FINANCIAL SERVICES, INC.

Dated: July 8, 2013	/s/ Anne D. McCallion
Anne D. McCallion
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Master Repurchase Agreement, dated as of July 2, 2013, among PennyMac Loan Services, LLC, Morgan Stanley Bank, N.A. and Morgan Stanley Mortgage Capital Holdings LLC
1.2	Guaranty, dated as of July 2, 2013, by Private National Mortgage Acceptance Company, LLC in favor of Morgan Stanley Bank, N.A. and Morgan Stanley Mortgage Capital Holdings LLC